As filed with the Securities and Exchange Commission on April 29, 2015

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

CARBYLAN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0915291
( State or Other Jurisdiction of Incorporation or Organization )	( I.R.S. Employer Identification No.)

3181 Porter Drive

Palo Alto, CA 94304

United States

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 2004 Stock Option Plan

2014 Stock Option Plan

2015 Incentive Plan

(Full Title of the Plan)

David M. Renzi

President and Chief Executive Officer

3181 Porter Drive

Palo Alto, CA 94304

United States

Tel: (650) 855-6777

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

David J. Saul, Esq.

Ropes & Gray LLP

1900 University Ave., 6th Floor

East Palo Alto, CA 94303

Telephone: (650) 617-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate offering price	Amount of registration fee
Common stock, $0.001 par value	952,235(2)	$0.76(3)	$723,699(3)	$84
Common stock, $0.001 par value	359,493(4)	$7.29(5)	$2,620,704(5)	$305
Common stock, $0.001 par value	1,155,897(6)	$6.28(7)	$7,259,033(7)	$843
TOTAL	2,467,625		$10,603,435	$1,232

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.
(2)	Represents shares of common stock reserved for issuance upon the exercise of options previously granted under the Amended and Restated 2004 Stock Option Plan, as amended.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares of common stock reserved for issuance upon the exercise of options previously granted under the Amended and Restated 2004 Stock Option Plan, as amended, consists of $723,699 payable in respect of 952,235 shares subject to options at a weighted-average exercise price of $0.76 per share.
(4)	Represents shares of common stock reserved for issuance upon the exercise of options previously granted under the 2014 Stock Option Plan.
(5)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares of common stock reserved for issuance upon the exercise of options issuable under the 2014 Stock Option Plan consists of $2,620,704 payable in respect of 359,493 shares subject to options at a weighted-average exercise price of $7.29 per share.
(6)	Represents shares of common stock reserved for future grant under the 2015 Incentive Plan as of April 23, 2015, which consists of (a) 750,000 shares of common stock initially reserved for future grants under the 2015 Incentive Plan and (b) 405,897 shares of common stock previously available for issuance under the 2014 Stock Option Plan that have become available for issuance under the 2015 Incentive Plan as of April 8, 2015.
(7)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457 (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares of common stock reserved for issuance upon the exercise of options issuable under the 2015 Incentive Plan consists of $8,045,043 payable in respect of 1,155,897 shares, based on the average of the high and low prices of Carbylan Therapeutics, Inc. Common Stock, par value $0.001 per share, reported on The NASDAQ Global Market on April 28, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s Current Report on Form 8-K filed April 16, 2015;

(1)	The Registrant’s Prospectus dated April 9, 2015 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration Nos. 333-201278 and 333-203298); and

(2)	The description of the Registrant’s common stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 2, 2015, and any other amendments or reports filed for the purpose of updating such description (File No. 333-201278).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, the Registrant has included in its amended and restated certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions provided by the Delaware General Corporation Law. In addition, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to certain exceptions, the Registrant is required to indemnify any person, or an indemnitee, made or threatened to be made a party or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was the Registrant’s director or officer or, while a director or an officer, is or was serving at the request of the Registrant as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise. Upon receipt of an unsecured undertaking by an indemnitee to repay all amounts advanced if it should be ultimately determined that the indemnitee is not entitled to be indemnified, the Registrant is required to advance, on an as-incurred basis, all expenses (including, but not limited to attorneys’ fees and expenses) incurred by such indemnitee in defending any proceeding in advance of its final disposition.

The Registrant has entered into indemnification agreements with its directors and officers. These agreements will provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant’s amended and restated certificate of incorporation. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by the Registrant’s obligations to the director or officer under the indemnification agreement.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the current report on Form 8-K (File No. 001-36830) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the current report on Form 8-K (File No. 001-36830) and incorporated herein by reference)

4.3	Form of Registrant’s Common Stock Certificate, $0.001 par value per share (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

4.4	2015 Incentive Plan (previously filed as Exhibit 10.3 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

4.5	2014 Stock Option Plan (previously filed as Exhibit 10.2 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

4.6	Amended and Restated 2004 Stock Option Plan, as amended (previously filed as Exhibit 10.1 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page in Part II)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on the 29th day of April, 2015.

CARBYLAN THERAPEUTICS, INC.

Date: April 29, 2015

By:	/s/ David M. Renzi
David M. Renzi
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David M. Renzi, T. Michael White and David J. Saul, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Carbylan Therapeutics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Renzi	President, Chief Executive Officer and Director	April 29, 2015
David M. Renzi	(Principal Executive Officer)

/s/ T. Michael White	Chief Financial Officer	April 29, 2015
T. Michael White	(Principal Financial and Accounting Officer)

/s/ Steven Basta	Director	April 29, 2015
Steven Basta

/s/ Albert Cha	Director	April 29, 2015
Albert Cha, M.D., PhD.

/s/ David Clapper	Director	April 29, 2015
David Clapper

/s/ Keith Katkin	Director	April 29, 2015
Keith Katkin

/s/ Guy Nohra	Director	April 29, 2015
Guy Nohra

/s/ Edward Unkart	Director	April 29, 2015
Edward Unkart

/s/ Reza Zadno	Director	April 29, 2015
Reza Zadno, Ph.D.

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the current report on Form 8-K (File No. 001-36830) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the current report on Form 8-K (File No. 001-36830) and incorporated herein by reference)

4.3	Form of Registrant’s Common Stock Certificate, $0.001 par value per share (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

4.4	2015 Incentive Plan (previously filed as Exhibit 10.3 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

4.5	2014 Stock Option Plan (previously filed as Exhibit 10.2 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

4.6	Amended and Restated 2004 Stock Option Plan, as amended (previously filed as Exhibit 10.1 to the registration statement on Form S-1 (File No. 333-201278) and incorporated herein by reference)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.